BankFinancial Corporation SC 13D

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of BankFinancial Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 12, 2024

STRATEGIC VALUE INVESTORS, L.P.

By:	Strategic Value Bank Partners, LLC Investment Advisor

By:	/s/ Ben Mackovak
Name: Ben Mackovak
Title: Managing Member

STRATEGIC VALUE BANK PARTNERS, LLC

By:	/s/ Ben Mackovak
Name: Ben Mackovak
Title: Managing Member

/s/ Ben Mackovak
Ben Mackovak

/s/ Marty Adams
Marty Adams